Exhibit 99

News From:

IGI

Buena, NJ 08310

================================================================================
Release Date:                                Contact:
                       May 3, 1999                            Thomas Redington
                                                              (203) 222-7399


                IGI ANNOUNCES LITIGATION WITH FORMER SHAREHOLDER


Buena, NJ May 3, 1999. IGI, Inc., (AMEX:IG) today announced that on April 14, 1999, a lawsuit was filed in the U.S. District Court for the Southern District of New York by Cohanzick Partners, LP, against IGI, Inc., and certain of its present and former directors, officers and employees. The suit, which seeks approximately $420,000 in actual damages together with fees, costs and interest, alleges violations of the securities laws, fraud and negligent misrepresentation concerning certain disclosures made and other actions taken by the company in 1996 and 1997.

The Company believes that the plaintiff's allegations are factually incorrect and legally inadequate and will defend the lawsuit vigorously. While the lawsuit is at a very preliminary stage and no discovery has taken place, the Company believes that an unfavorable outcome in the suit would not have a material adverse impact upon the Company's financial condition, although it could negatively affect the results of operations for the period in which the matter is resolved.

The new IGI is a company that is committed to grow by applying its technologies to deliver cost effective solutions to customer problems. IGI solves problems in consumer and skin care markets, petcare and poultry production. An increasing number of IGI's solutions are based on the patented Novasome(R) microencapsulation technology. Licensed from a former subsidiary, the technology offers value-added qualities to cosmetics, skin car products, chemicals, biocides, pesticides, fuels, vaccines, medicines, foods, beverages, petcare products and other products.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words and phrases such as, "believes", "anticipates", "plans", "expects", "are confident that" and similar expressions are intended to identify forward looking-statements. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results differ materially from those indicated by such forward-looking statements are, competitive pressures, general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.